EXHIBIT 10.3

April 15, 2002

Jon Engman
3515 Monterey Ct. N.E.
Newcastle, WA 98056

Dear Jon:

This letter will confirm SAFLINK Corporation’s offer and your acceptance of the position of Chief Financial Officer, effective upon approval by the Board of Directors. Recapped below are the major terms of your employment with SAFLINK Corporation.

Position Overview

This position reports to the Company’s Chief Executive Officer and is responsible for all aspects of the organization’s financial dealings.

Terms

Annual Salary: $140,000.00.

Stock options: 182,000 shares vesting over three (3) years in thirty-six (36) equal monthly installments and subject to a nine (9) month probationary cliff. This offer is subject to approval and award by the board of directors of SAFLINK Corporation.

Employee Benefits: Eligible for regular employee benefits including three weeks of vacation per year accrued ratably throughout the year; group medical, dental, vision and life insurance on the first day of the month following your first day of employment; company paid holidays (currently 9 per year) and two personal days; and eligibility to participate in the SAFLINK’s Flexible Spending Plan and the Company’s 401(K) Plan on the first day of the month following your first day of employment.

Other Terms: Employment by SAFLINK Corporation is at will and may be terminated by either party, for any reason or no reason, at any time. Employment will be subject to satisfactory completion of reference checks and the terms of the Company’s standard employment agreement.

We are pleased that you will be joining us. Please sign this letter to acknowledge your understanding and acceptance and return your original signed copy to me.

Welcome to SAFLINK Corporation.

Sincerely,

/s/ Ann Alexander

Ann Alexander
Chief Operating Officer

I understand and accept the above as the basis of my terms of emplyment with SAFLINK Corporation.

/s/ Jon Engman           April 30, 2002

Jon Engman                       Date